Exhibit 16.1

April 14, 2010

United States Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.  20549

Re:   China High Technology Acquisition Corp.

Dear Sirs:

We were previously the principal auditors for China High Technology Acquisition Corp. (the “Company”).  We have read the Company’s statements under Item 4.01(i), (ii) and (iv) of the accompanying Current Report on Form 8-K (Commission File Number 000-53858), dated April 14, 2010.  We agree with the statements contained therein concerning our firm.

Yours truly,

/s/ Beijing Trust Certified Public Accountants, Co. Ltd.

Beijing Trust Certified Public Accountants, Co., Ltd.

Beijing, the People’s Republic of China

62#1806 Ocean International Center, Chaoyang District, Beijing, China 100025

Tel: +8610 59648708 59648709  Fax: +8610 59648703